Exhibit 99.1

ACI Worldwide Completes Sale of Community Financial Services Business to Fiserv

NAPLES, FLA—March 3, 2016—ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced that it has completed the sale of its Community Financial Services (CFS) business to Fiserv (NASDAQ: FISV). The transaction includes employees and customer contracts as well as technology assets and intellectual property.

“The sale of CFS allows us to bring deeper focus on key strategic areas, aligning investments, resources and energy on ACI’s strategic products and new high-growth initiatives,” said Phil Heasley, president and CEO, ACI Worldwide. “This move is part of our strategy to expand our position as a leading provider of software products and SaaS-based solutions facilitating real-time electronic and eCommerce payments for large financial institutions and intermediaries, retailers and billers worldwide.”

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as 300 of the leading global retailers rely on ACI to execute $14 trillion each day in payments. In addition, thousands of organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, any-to-any payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

Investor Contact:

John Kraft

E-mail: john.kraft@aciworldwide.com

Phone: 239-403-4627

Media Contact:

Dan Ring

E-mail: dan.ring@aciworldwide.com

Phone: 781-370-3600

© Copyright ACI Worldwide, Inc. 2016.

ACI, ACI Payment Systems, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Product roadmaps are for informational purposes only and may not be incorporated into a contract or agreement. The development release and timing of future product releases remains at ACI’s sole discretion. ACI is providing the following information in accordance with ACI’s standard product communication policies. Any resulting features, functionality, and enhancements or timing of release of such features, functionality, and enhancements are at the sole discretion of ACI and may be modified without notice. All product roadmap or other similar information does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making a purchasing decision.

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